                                                                       Exhibit 5

                                HALE AND DORR LLP
                               COUNSELLORS AT LAW
                                www.haledorr.com
                   60 STATE STREET BOSTON, MASSACHUSETTS 02109
                          617-526-6000 FAX 617-526-5000



                                              March 10, 2000

Engage Technologies, Inc.
100 Brickstone Square
Andover, Massachusetts  01810

     Re:  AdKnowledge Inc. Equity Incentive Plans
          ---------------------------------------

Ladies and Gentlemen:

We have assisted in the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 477,723 shares of Common Stock, $.01 par value per share (the "Shares"), of Engage Technologies, Inc., a Delaware corporation (the "Company"), issuable under the following plans (the "Plans"):

     (1)  AdKnowledge Inc. 1998 Stock Option/Stock Issuance Plan; and
     (2)  1996 Stock Option Plan of AdKnowledge Inc.

We have examined the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the completeness and accuracy of all corporate records provided to us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law statute and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only by the Company in connection with the offer and sale of the Shares under the Securities Act while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein under the caption "Interests of Named Experts and Counsel." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                            Very truly yours,

                                            /s/ Hale and Dorr LLP

                                            Hale and Dorr LLP


                                       2